FOR IMMEDIATE RELEASE

Investor Contact:
Paul J. Crecca	Mark Kurtz
(914) 289-9420	(914) 289-9480
pjcrecca@haightscross.com	mkurtz@haightscross.com

HAIGHTS CROSS COMMUNICATIONS, INC.
ANNOUNCES INTENTION TO TAKE ADVANTAGE OF 30-DAY GRACE PERIOD FOR INTEREST PAYMENT ON ITS
12 ½% SENIOR DISCOUNT NOTES DUE 2011
CUSIP: 40521HAE8

White Plains, NY, July 23, 2009 — Haights Cross Communications, Inc. (“HCC” or the “Company”) previously announced the commencement and subsequent extensions of a private exchange offer and consent solicitation (the “Exchange Offer”) to qualified investors (“Eligible Holders”) to exchange 12 ½% Senior Discount Notes Due 2011 (the “Senior Discount Notes”) for shares of common stock of HCC (the “Common Stock”).  The Company today announced that unless the Company is able to timely complete the Exchange Offer, it anticipates taking advantage of the applicable 30-day grace period with respect to payment of the semi-annual interest of approximately $8.4 million due August 3, 2009 on its Senior Discount Notes to pursue the completion of the Exchange Offer.  The Company’s current forbearance agreement and credit agreement for its senior secured term loan (the “Credit Agreement”) prohibits the Company from making interest payments on the Senior Discount Notes while the Company remains in default under the Credit Agreement. The cure of such default will require, among other things, the successful completion of the Exchange Offer.  Under the applicable indenture relating to the Discount Notes, use of the 30-day grace period does not constitute a default that permits acceleration of the Discount Notes.

The Company previously announced that the expiration date for the Exchange Offer has been extended until 11:59 p.m., New York City time, on July 27, 2009, unless terminated or further extended.  As of the close of business on July 22, 2009, the Company was advised by the information and exchange agent for the Exchange Offer that approximately $100 million (at maturity), or 74%, of Senior Discount Notes had been tendered and not validly withdrawn.  The consummation of the Exchange Offer is conditioned upon the satisfaction or waiver of a number of conditions including, among others: (i) at least 95% of the aggregate principal amount of the Senior Discount Notes being validly tendered for exchange and not revoked, and Eligible Holders representing such Senior Discount Notes delivering their consents in the related consent solicitation; and (ii) the execution of a satisfactory amendment to the Credit Agreement.

As previously disclosed, the Company had entered into a number of forbearance agreements pursuant to which the Company’s senior secured term loan lenders (the “Lenders”) agreed to forbear exercising any rights and remedies under the Credit Agreement primarily relating to certain financial covenant and reporting defaults.  Under the Forbearance Agreement as extended, the Lenders have agreed to forbear exercising any rights and remedies under the Credit Agreement until July 30, 2009, subject to earlier termination in certain circumstances.  Upon expiration of the forbearance period, the forbearance shall be immediately and automatically terminated and the Lenders may exercise all rights and remedies under the Credit Agreement, including the right to declare the loans outstanding to be immediately due and payable, and to foreclose on the Company’s and its subsidiaries’ assets securing the obligations under the Credit Agreement.  The Company cannot assure that it will be successful in further extending the forbearance on satisfactory terms if at all.

In the event that the Company is not able to successfully complete the Exchange Offer and related restructuring activities, the Company intends to explore all other restructuring alternatives available to it at that time, which may include an alternative out-of-court restructuring or the commencement of a chapter 11 case and plan of reorganization, with or without a pre-arranged plan of reorganization. There can be no assurance that any alternative restructuring arrangement or plan could be accomplished.

The Exchange Offer is being made, and the new shares of Common Stock are being offered, only to Eligible Holders, who consist of accredited investors, or persons other than U.S. persons, in a transaction that is exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). Any such securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities. Any such Exchange Offer or other restructuring proposal, if made, will be made pursuant definitive offering documentation to be provided to Eligible Holders.

About Haights Cross Communications:

Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public and school libraries, and consumers. Haights Cross companies include: Triumph Learning, Buckle Down Publishing and Options Publishing, and Recorded Books. For more information, visit www.haightscross.com.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements include without limitation, statements regarding the Company’s restructuring proposals.  Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. The Company cannot assure that it will be successful in completing the Exchange Offer or any other restructuring proposal, on the terms outlined in this press release or otherwise.  A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. The risks included above are not exhaustive. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.